EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	September 30, 2015	September 30, 2014
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	975,077,042	991,835,307
Add – Incremental shares under stock-based compensation plans	2,814,660	4,308,983
Add – Incremental shares associated with contingently issuable shares	1,068,058	1,513,587
Number of shares on which diluted earnings per share is calculated	978,959,760	997,657,878

Income from continuing operations (millions)	$2,962	$3,455
Loss from discontinued operations, net of tax (millions)	(12)	(3,437)
Net income on which basic earnings per share is calculated (millions)	$2,950	$18

Income from continuing operations (millions)	$2,962	$3,455
Net income applicable to contingently issuable shares (millions)	(1)	–
Income from continuing operations on which diluted earnings per share is
calculated (millions)	$2,961	$3,455
Loss from discontinued operations, net of tax, on which basic and diluted
earnings per share is calculated (millions)	(12)	(3,437)
Net income on which diluted earnings per share is calculated (millions)	$2,949	$18

Earnings/(loss) per share of common stock:

Assuming dilution
Continuing operations	$3.02	$3.46
Discontinued operations	(0.01)	(3.44)
Total	$3.01	$0.02

Basic
Continuing operations	$3.04	$3.48
Discontinued operations	(0.01)	(3.46)
Total	$3.03	$0.02

Stock options to purchase 35,416 shares were outstanding as of September 30, 2015 but were not included in the computation of diluted earnings per share because the options' exercise price during the respective period was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive. There were no stock options outstanding at September 30, 2014 that were considered antidilutive.

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EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Nine Months Ended
	September 30, 2015	September 30, 2014
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	981,845,622	1,008,895,540
Add – Incremental shares under stock compensation plans	3,245,804	4,615,009
Add – Incremental shares associated with contingently issuable shares	897,215	1,348,225
Number of shares on which diluted earnings per share is calculated	985,988,641	1,014,858,774

Income from continuing operations (millions)	$8,904	$10,237
Loss from discontinued operations, net of tax (millions)	(176)	(3,698)
Net income on which basic earnings per share is calculated (millions)	$8,727	$6,539

Income from continuing operations (millions)	$8,904	$10,237

Net income applicable to contingently issuable shares (millions)	(1)	0
Income from continuing operations on which diluted earnings per share is
calculated (millions)	$8,903	$10,236
Loss from discontinued operations, net of tax, on which basic and diluted
earnings per share is calculated (millions)	(176)	(3,698)
Net income on which diluted earnings per share is calculated (millions)	$8,726	$6,538

Earnings/(loss) per share of common stock:

Assuming dilution
Continuing operations	$9.03	$10.09
Discontinued operations	(0.18)	(3.65)
Total	$8.85	$6.44

Basic
Continuing operations	$9.07	$10.15
Discontinued operations	(0.18)	(3.67)
Total	$8.89	$6.48

Stock options to purchase 40,880 shares and 7,535 shares (average of first, second and third quarter share amounts) were outstanding as of September 30, 2015 and 2014, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price during the respective periods was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive.

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